Exhibit 10.81
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) dated as of February 19, 2025 (the “Effective Date”), is by and between Mr. Cooper Group Inc. (the “Company”), having a principal place of business at 8950 Cypress Waters Blvd., Coppell, TX 75019, and Christopher Marshall, whose principal residence is located in Dallas, Texas (the “Consultant,” and together with the Company, each a “Party” and collectively, the “Parties”).
WHEREAS, the Company wishes to engage the Consultant to assist it with various post-employment consulting services pursuant to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CONSULTING SERVICES
1.1Consulting Services. During the Consulting Period (as defined below), Consultant shall provide (a) provide special consulting services to the Company’s Chief Executive Officer and (b) such other consulting services as reasonably requested by the Company (collectively, the “Services”).
1.2Fees. As consideration for the Services, including any Inventions (as defined below) created by Consultant, the Company shall pay Consultant a consulting fee of $62,500 per month (the “Consulting Fee”). The Consultant shall also be eligible to earn a performance incentive award with a target value of $1,500,000 for the 2025 calendar year (the “2025 Bonus”) based on the Consultant’s achievement of performance goals established by the Company’s Chief Executive Officer and the Consultant’s continued performance of the Services through December 31, 2025. The actual amount of the 2025 Bonus may be more or less than the target amount, as determined by the Company’s Chief Executive Officer. In the event the Consultant’s Services are terminated for any reason other than a Termination for Cause (as defined below) prior to December 31, 2025, the Company shall pay the Consultant a pro-rata amount of the 2025 Bonus, measured at target. Payment of any 2025 Bonus earned shall be paid in cash, Company stock or a mixture of cash or stock, as determined by the Company, at the same time as annual bonuses are paid to the Company’s senior executives in 2026. The Consultant shall also be eligible to receive a special one-time bonus (the “Transaction Bonus”), conditioned on (a) the Company’s achievement of a strategic transaction to be specified by the Company’s Chief Executive Officer (the “Transaction”), (b) the Consultant’s continued performance of the Services through the date of the Transaction, and (c) the Transaction occurring during the Consulting Period (as defined below). The Consultant’s eligibility to receive the Transaction Bonus and the amount of such Transaction Bonus shall be determined by the Company’s Chief Executive Officer. Any Transaction Bonus shall be paid in cash, Company stock or a mixture of cash or stock, as determined by the Company within 30 days following the closing of the Transaction.
1.3Taxes; Indemnification. Consultant shall have full responsibility for all applicable taxes associated with all fees for Services paid to Consultant and for compliance with all applicable labor, employment, tax and other legal requirements, if any. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to any tax, labor, employment, or other legal requirements, including any liability for, or assessment of, any taxes on the Company by the relevant taxing authorities, with respect to the consulting fees paid to Consultant or the Services provided to the Company hereunder.
1.4Expenses. The Company shall reimburse Consultant for reasonable reimbursement of out-of-pocket rental vehicle costs, direct travel expenses incurred at the Company’s request (and subject to IRS regulations), and other reasonable business expenses relating to Consultants provision of the Services. As a condition to receipt of reimbursement for any expenses, Consultant shall submit to the Company reasonable evidence to the satisfaction of the Company that the amount involved was both reasonable and necessary to the provision of the Services.
1.5No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and will not be covered by the Company’s workers’ compensation policy (if any). In addition, and for the avoidance of doubt, Consultant expressly waives and declines to participate in any and all Company employee benefits.
ARTICLE II
RESTRICTIVE COVENANTS
2.1Conflicts. During the Consulting Period, Consultant agrees not to engage in any conduct intended to or reasonably expected to harm the interests of the Company.
2.2Confidential Information. Except to the extent the use or disclosure of any Confidential Information (as defined below) is required to provide Services for the furtherance of the business interests of the Company, Consultant agrees that during the Consulting Period and for a period of three years thereafter, Consultant will not: (a) disclose any Confidential Information to any person not employed by (whether in an employment, consulting or independent contractor capacity) the Company; or (b) use any Confidential Information. This provision, however, shall not preclude Consultant: (x) from the use or disclosure of information known generally to the public other than as a result of their violation of this Agreement, or (y) from any disclosure required by law or court order, provided they provide the Company immediate written notice of any potential disclosure under this subsection.
2.3“Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group (as defined below), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Consultant agrees that Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Consultant’s assigned duties and for the benefit of the Company Group, either during the period of Consultant’s services or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Consultant during Consultant’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Consultant; (ii) becomes generally known to the public subsequent to disclosure to Consultant through no wrongful act of Consultant or any representative of Consultant; or (iii) Consultant is required to disclose by applicable law, regulation or legal process (provided that Consultant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). 18 U.S.C. § 1 833(6) provides: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1 833(6). Accordingly, Consultant has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
Nothing in this Agreement or otherwise limits Consultant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Consultant for any of these activities, and nothing in this Agreement requires Consultant to waive any monetary award or other payment that Consultant might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Consultant from notifying the Company that Consultant is going to make a report or disclosure to law enforcement.
For purposes of this Agreement, the term “Company Group” means the Company and its subsidiaries and affiliates.

2.4Return of Property. Consultant agrees that all materials, documents, information, data and other property obtained or prepared by them in the course or scope of providing Services for the Company, whether during the Consulting Period or prior to the Consulting Period, are the property of the Company Group. Consultant also agrees that Consultant will return to the Company when requested, and in any event prior to the last day of the Consulting Period, all materials, documents, information, data and other property belonging to the Company Group in Consultant’s possession or control, regardless of how stored or maintained and including all originals and copies.
2.5Reasonableness and Judicial Modification. Consultant agrees that the restrictions in this Agreement are necessary to protect the Company’s confidential information, trade secrets, goodwill with its customers and employees, and legitimate business interests and are reasonable in scope. As such, Consultant agrees not to contest the general validity of this ARTICLE II in any forum. The restrictions in this ARTICLE II are in addition to any restrictions imposed on Consultant by statute, common law, or other written agreements. If a court determines that any provision of this ARTICLE II is invalid, then the parties request that the court modify such provision in order to render the provision not invalid and enforce the provision as modified. In such a case, all other provisions contained in this ARTICLE II shall remain in full force and effect.
ARTICLE III
INVENTIONS
3.1Inventions. As used in this Agreement, the term “Inventions” shall be interpreted broadly and mean any of the following developed by Consultant, solely or jointly with others, either during the Consulting Period that in any way (a) result from any Services performed by Consultant for Company, or (b) involve the use of Company’s personnel, equipment, supplies, facilities, processes, machines, manufactures, access, improvements, inventions, ideas, discoveries, product designs, techniques, works of authorship, information fixed in any tangible medium of expression, computer software, data, databases, source and object code, moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas, and all other intellectual matter, regardless of whether patented, protectable under patent laws, copyrightable, registered or otherwise protected or protectable, and includes without limitation all new or useful art, combinations, product improvements, product ideas, new products, raw material or product sources or suppliers, potential customers, markets or business opportunities, uniform resource locators or proposed uniform resource locators, data bases, domain names or proposed domain names, discoveries, technical developments, discoveries, artwork, software, and designs.
3.2Assignment of Inventions; License of Prior Inventions. Consultant hereby agrees promptly to disclose and describe to Company, and Consultant hereby does assign to Company or Company’s designee his/her entire right, title, and interest in and to each and all of the Inventions and any associated intellectual property rights. To the extent any of the rights, title and interest in and to the Inventions cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Inventions can be neither assigned nor licensed by to Company, Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. Consultant acknowledges and agrees that any copyrightable works prepared within the scope of this engagement are “works for hire” under the Copyright Act and that Company will be considered the author and owner of such copyrightable works.
3.3Cooperation in Perfecting Rights to Inventions.
(a)Consultant agrees to perform, during and after the Consulting Period, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions.
(b)In the event that Company is unable for any reason to secure his/her signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as his/her agents and attorneys-in-fact to act for and on his/her behalf and instead, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets, or other rights under the Inventions, all with the same legal force and effect as if executed by each of them.

ARTICLE IV
TERM AND TERMINATION
4.1Consulting Period. The term of this Agreement shall run from the January 1, 2025 (the “Start Date”) until the earlier of (a) May 1, 2026 or (b) the termination of this Agreement in accordance with Section 4.2 or Section 4.3 (the “Consulting Period”).
4.2Termination for Convenience. Either Consultant or the Company may terminate this Agreement and the Services hereunder for convenience (“Termination for Convenience”) at any time by providing at least thirty (30) days’ written notice to the other. Such termination will be effective immediately upon notice if the Company terminates at the request or direction of any federal or state governmental department, regulatory authority, or judicial or administrative body with jurisdiction over the Company.
4.3Termination by the Company for Cause. The Company may terminate this Agreement immediately for cause (a “Termination for Cause”) if Consultant:
(a)breaches a material term of this Agreement or of any other agreement with the Company or any of its affiliates, and such breach is not cured by Consultant within five (5) days after he/she is given notice of such breach;
(b)willfully and continually fails to substantially perform the Services;
(c)commits any material act of fraud, misappropriation, dishonesty or embezzlement;
(d)materially violates the Company’s written policies that cause or is reasonably likely to cause harm to the Company or its reputation;
(e)is prohibited from participating in any of the Company’s affairs by a governmental agency or regulator, on a temporary or permanent basis;
(f)engages in conduct that causes or is reasonably likely to cause harm to the Company or its reputation;
(g)excessively uses alcohol, uses illegal drugs or violates the Company’s policies concerning the use of alcohol or illegal drugs (in all cases, whether or not at the workplace); or
(h)is indicted, convicted or enter a guilty plea or no contest plea for any felony or any crime reasonably deemed serious by the Company.
4.4Effect of Termination. Following a Termination For Cause or a Termination for Convenience by either the Company or Consultant, the Company shall have no obligation to pay any fees or other compensation to Consultant, other than any fees or compensation earned by Consultant prior to the date of termination but not yet paid by the Company.

ARTICLE V
MISCELLANEOUS
5.1Independent Contractor. During the Consulting Period, Consultant’s relationship with the Company shall be that of an independent contractor, and Consultant shall not be deemed an employee of the Company for any purpose whatsoever. Consultant shall not hold himself/herself out as an employee of the Company in any way. Consultant shall be solely responsible for securing insurance coverage for his/her acts and omissions in the course of providing Services, and provide the Company proof of such coverage, to the extent required by the Company.
5.2No Authority to Bind Company. Consultant acknowledges and agrees that Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
5.3Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. No waiver by a party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
5.4Assignment. The rights, benefits and obligations of the Company under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. The rights and benefits of Consultant under this Agreement shall not be transferable without the Company’s written consent.
5.5Sole Agreement. This Agreement constitutes the sole agreement of the parties related to the Services and supersedes all prior oral negotiations and writings with respect to the subject matter hereof.
5.6Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.
5.7Choice of Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of New York, without giving effect to its principles of conflict of laws. Each of the parties agrees that any litigation under or related to this Agreement or the relationship between the parties shall occur exclusively in a state or federal court in New York and in no other venue. As such, each party irrevocably consents to the jurisdiction of and venue in the courts in New York for any such disputes. The parties agree that the terms in this Section are material to this Agreement, that the Company is a New York entity, and that they will not challenge the enforceability of this Section in any forum.
5.8Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
5.9Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Delivery of counterparts via facsimile transmission or via email with scan attachment shall be effective as if originals thereof were delivered.
5.10Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MR. COOPER GROUP, INC.:
By:    /s/ Jay Bray
    Jay Bray
Chairman and Chief Executive Officer
Date:    February 19, 2025

CONSULTANT:
By:    _/s/ Christopher Marshall
    Christopher Marshall
Date:    February 19, 2025